Exhibit 99.1

News Release
2700 Lone Oak Parkway
Eagan MN 55121-1534
nwa.com
612-726-2331

FOR IMMEDIATE RELEASE

Northwest Airlines Reports First Quarter Results

EAGAN, Minn. – (May 10, 2006) – Northwest Airlines Corporation (OTC: NWACQ.PK) today said it realized a net loss of $1.1 billion during the first quarter of 2006. This compares to a net loss of $537 million in the first quarter of 2005. Excluding reorganization and unusual items, Northwest reported a first quarter 2006 net loss of $129 million versus a first quarter 2005 net loss of $450 million.

Doug Steenland, president and chief executive officer, said, “During the quarter, Northwest continued to make progress on its restructuring goals to address the carrier’s cost structure, resize and optimize its fleet and restructure its balance sheet.”

“We made progress during the first quarter on our goal of reducing labor costs by reaching tentative agreements with our three largest unions. Last week, our pilots ratified their contract bringing Northwest a step closer to realizing the $1.4 billion in annual labor cost savings it requires.”

Steenland continued, “Our pilots have continued to play a key leadership role in helping Northwest achieve the necessary cost reductions. We thank the pilots and their families for the significant financial sacrifice they have made to help secure the future of our airline.”

“We are hopeful that our flight attendants will ratify their tentative agreement next month and that through the 1113(c) process we can reach a settlement with the remaining two work groups represented by the International Association of Machinists and Aerospace Workers.”

“Reaching our labor cost savings goal would be a significant milestone in our ongoing efforts to achieve the $2.5 billion in annual business improvements necessary for Northwest to be profitable on a sustained basis,” Steenland added.

During the first quarter, Northwest made progress on its restructuring goals including:

•                  Resizing and optimizing its fleet to better address market needs. Northwest reduced its first quarter system available seat miles (ASMs) by 10.8 percent year-over-year. Domestic ASMs were down 12.5 percent and international ASMs declined by 8.2 percent.

•                  Securing additional agreements towards its goal of $400 million in annual fleet savings. Since entering bankruptcy last September, Northwest has targeted restructuring or rejecting leases on approximately 400 mainline and regional aircraft. To date, the company has either rejected or entered into new, more favorable lease or debt arrangements covering 211 aircraft. It remains on schedule to achieve its fleet savings goal.

•                  Receiving contract approval from the airline’s International Association of Machinists and Aerospace Workers (IAM)-represented customer service and reservations staff on permanent wage and benefit reductions. To date, in addition to the IAM-represented employees, Northwest has reached agreements on permanent wage and benefit reductions with the Air Line Pilots Association (ALPA), the Aircraft Technical Support Association (ATSA), the Transport Workers Union of America (TWU), and the Northwest Airlines Meteorologists Association (NAMA). Two rounds of salaried and management employee pay cuts have also been implemented. In addition, the Professional Flight Attendants Association (PFAA) and the airline reached a tentative agreement on a new contract in March. Northwest has also obtained the needed aircraft maintenance employee labor cost savings. Later in May, the airline will address open labor and retiree issues during a Section 1113(c) and 1114 hearing in Bankruptcy Court.

•                  The submission by Independence Air and Compass Airlines, a subsidiary of Northwest Airlines Corporation, of a joint application to the U.S. Department of Transportation (DOT) in late March requesting the transfer of Independence Air’s certificate of public convenience and necessity to Compass Airlines. The expansion of Northwest’s regional flying to include 76-seat aircraft is an important part of Northwest’s restructuring plan. Federal government approval would allow Northwest to accelerate development of Compass, thus creating job opportunities for furloughed Northwest pilots.

•                  Increasing revenue while providing the airline’s late-booking customers with a greater choice of coach class seats. In March, Northwest introduced its new Coach Choice product which gives customers the opportunity to purchase preferred coach seat assignments on domestic flights. The program is expected to generate $15 million of revenue in the first year.

•                  Increasing international service to meet customer demand. During the quarter, Northwest re-established its daily nonstop Minneapolis/St. Paul-London service, restored flights between its WorldGateway at Detroit hub and Paris from five times per week to daily service, and resumed a third daily flight between the Twin Cities and Amsterdam. In addition, Northwest plans to increase its service during the summer months to its Tokyo hub from both Seattle and Minneapolis/St. Paul from daily service to eight flights per week.

Steenland said, “While we are focused on restructuring, we understand the need to provide customers with reliable service. Through the first quarter, Northwest’s completion factor and its on-time departures and arrivals compared favorably to its network competitors.”

According to DOT statistics for January through March, “Northwest ranked first in lowest consumer complaints, second in on-time arrivals, and third in completion factor and mishandled luggage among the six major network U.S. carriers. This is a testament to the dedication of our front line employees who work daily to provide our customers with a reliable and efficient travel experience on Northwest.”

Steenland concluded, “Although we have made progress in our restructuring process, we still have work to do to position the company for long-term success.”

Operating revenues in the first quarter increased 3.3 percent versus the first quarter of 2005 to $2.9 billion. System passenger revenues increased 0.7 percent to more than $2 billion on a 12.9 percent increase in mainline passenger revenue per available seat mile on 10.8 percent fewer mainline ASMs. Regional carrier revenues increased 22.8 percent due to improved yield on lower capacity. Cargo revenues increased 3.9 percent primarily due to 6.7 percent higher yields. Other revenue increased 2.5 percent as a result of increased ticket change fees and other non-transportation service fees.

Operating expenses in the quarter decreased 6.3 percent year-over-year to $2.9 billion, while mainline unit costs excluding fuel decreased by 6.7 percent. Salaries, wages and benefits decreased 29.9 percent primarily due to interim wage reductions which became effective in November 2005 as well as mechanic pay and head count reductions. Aircraft maintenance materials and repairs expense increased 31.3 percent largely due to the shift to third party maintenance vendors versus internally completed maintenance work and higher maintenance volume compared to 2005. Aircraft rental expense decreased 34.6 percent primarily due to restructured and rejected aircraft leases. During the first quarter, fuel averaged $1.87 per gallon, excluding taxes, up 35.6 percent versus the first quarter of last year. Increased fuel prices were partially offset by 12.7 percent fewer gallons consumed as a result of the company’s capacity reductions and the retirement or replacement of older aircraft.

Neal Cohen, executive vice president and chief financial officer, said, “When we began the restructuring process last year, we prudently planned for oil prices averaging $65 per barrel in 2006, and $60 per barrel thereafter. With recent persistent record-high fuel costs, along with significant volatility in the markets, there remains great uncertainty around this key element of our plan. Northwest, like other airlines, is concerned about the impact of high fuel costs. Every dollar per barrel increase impacts Northwest’s fuel costs by $43 million annually.”

Northwest’s quarter-ending unrestricted cash and short-term investments balance was $1.28 billion.

Forward-looking Statements

Certain of the statements made in this news release are forward-looking and are based upon information available to the Company on the date hereof. The Company, through its management, may also from time to time make oral forward-looking statements. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of the Company. Any such statement is qualified by reference to the following cautionary statements.

The Company believes that the material risks and uncertainties that could affect the outlook of an airline operating under Chapter 11 and in a global economy include, among others, the ability of the Company to continue as a going concern, the ability of the Company to obtain and maintain any necessary financing for operations and other purposes, whether debtor-in-possession financing or other financing, the ability of the Company to maintain adequate liquidity, the ability of the Company to absorb escalating fuel costs, the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted by it from time to time, the ability of the Company to develop, confirm and consummate a plan of reorganization with respect to its Chapter 11 proceedings, risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases, the ability of the Company to obtain and maintain normal terms with vendors and service providers, the Company’s ability to maintain contracts that are critical to its operations, the ability of the Company to realize assets and satisfy liabilities without substantial adjustments and/or changes in ownership, the potential adverse impact of the Chapter 11 proceedings on the Company’s liquidity or results of operations, the ability of the Company to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of the Company to attract, motivate and/or retain key executives and associates, the future level of air travel demand, the Company’s future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the price and availability of jet fuel, the aftermath of the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about SARS, Avian flu or other influenza or contagious illnesses, work disruptions, labor negotiations both at other carriers and the Company, low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, inflation and other factors discussed herein. Additional information with respect to these factors and other events that could cause differences between forward-looking statements and future actual results is contained in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of

Operations” of Form 10-Q for the quarter ended March 31, 2006 and “Item 1. Business - Risk Factors Related to Northwest and the Airline Industry” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Developments in any of these areas, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, could cause the Company’s results to differ from results that have been or may be projected by or on behalf of the Company.

Northwest Airlines is the world’s fifth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo, and Amsterdam, and approximately 1,200 daily departures. Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks. Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended
	March 31		Percent
	2006	2005	Change
OPERATING REVENUES
Passenger	$2,049	$2,035	0.7
Regional carrier revenues	339	276	22.8
Cargo	214	206	3.9
Other	288	281	2.5
Total operating revenues	2,890	2,798	3.3

OPERATING EXPENSES
Salaries, wages and benefits	676	964	(29.9)
Aircraft fuel and taxes	744	630	18.1
Selling and marketing	194	205	(5.4)
Aircraft maintenance materials and repairs	189	144	31.3
Other rentals and landing fees	143	156	(8.3)
Depreciation and amortization	134	138	(2.9)
Aircraft rentals	68	104	(34.6)
Regional carrier expenses	366	356	2.8
Other	391	402	(2.7)
Total operating expenses	2,905	3,099	(6.3)

OPERATING INCOME (LOSS)	(15)	(301)	95.0
Operating margin	(0.5)%	(10.8)%	10.3	pts.

OTHER INCOME (EXPENSE)
Interest expense, net	(138)	(151)	8.6
Investment income	18	16	12.5
Foreign currency gain (loss)	(1)	(5)	80.0
Other unusual items (a)	—	(18)	100.0
Other	7	4	75.0
Total other income (expense)	(114)	(154)	26.0

INCOME (LOSS) BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(129)	(455)	71.6

Reorganization items, net (b)	(975)	—	n/m

INCOME (LOSS) BEFORE INCOME TAXES	(1,104)	(455)	n/m

Income tax expense (benefit)	—	5

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(1,104)	(460)

Cumulative effect of change in accounting principle (c)	—	(69)

NET INCOME (LOSS)	(1,104)	(529)

Preferred stock requirements	—	(8)

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(1,104)	$(537)

Earnings (Loss) per common share:
Basic and Diluted
Before cumulative effect of accounting change	$(12.65)	$(5.39)
Cumulative effect of accounting change	—	(0.80)
	$(12.65)	$(6.19)

Average shares used in computation:
Basic and Diluted	87	87

See accompanying consolidated notes.

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

CONSOLIDATED NOTES:

(Unaudited)

(a)     On February 1, 2005, the Company recognized a loss of $18 million as a result of the sale of the Pinnacle Airlines note to Pinnacle Airlines Corp. The outstanding balance on the note at the time of the sale was $120 million, and the purchase price was $102 million, inclusive of accrued interest.

(b)     In connection with its bankruptcy proceedings, the Company recorded the following reorganization items:

	Three Months Ended
	March 31
(In millions)	2006	2005
Restructured aircraft lease/debt charges	$975	$—
Aircraft rejection charges	25	—
Pension plan curtailment gain	(49)	—
Professional fees	14	—
Other	10	—
	$975	$—

(c)     During the quarter ended June 30, 2005, the Company changed its method of recognizing certain pension plan administrative expenses associated with the Company’s defined benefit plans and now includes them as a service cost component of net periodic pension cost. The cumulative effect of applying this change to net periodic pension expense in prior years was $69 million, which was retroactively recorded as of January 1, 2005.

UNUSUAL AND REORGANIZATION ITEMS

(Unaudited, in millions except per share amounts)

	Three Months Ended March 31, 2006
		Earnings (Loss)
	Income	per Share
	(Loss)	Basic and Diluted
Unusual and Reorganization Items:
Reorganization Items	$(975)	$(11.17)

	Three Months Ended March 31, 2005
		Earnings (Loss)
	Income	per Share
	(Loss)	Basic and Diluted
Unusual Items:
Loss on Sale of Note to Pinnacle Airlines	$(18)	$(0.21)
Cumulative Effect of Change in Accounting Principle	(69)	(0.80)

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

OPERATING STATISTICS

(Unaudited)

	Three Months Ended
	March 31				Percent
	2006		2005		Change
Scheduled Service - Consolidated: (1)
Available seat miles (ASM) (millions)	22,219		24,826		(10.5)
Revenue passenger miles (RPM) (millions)	18,289		19,464		(6.0)
Passenger load factor	82.3%		78.4%		3.9	pts.
Revenue passengers (millions)	15.7		16.5		(4.8)
Passenger revenue per RPM (yield)	13.05	¢	11.87	¢	9.9
Passenger revenue per ASM (RASM)	10.75	¢	9.31	¢	15.5

Scheduled Service - Mainline: (2)
Available seat miles (ASM) (millions)	20,302		22,765		(10.8)
Revenue passenger miles (RPM) (millions)	16,942		18,168		(6.7)
Passenger load factor	83.5%		79.8%		3.7	pts.
Revenue passengers (millions)	12.6		13.5		(6.7)
Passenger revenue per RPM (yield)	12.09	¢	11.20	¢	7.9
Passenger revenue per ASM (RASM)	10.09	¢	8.94	¢	12.9

Total operating ASM (millions)	20,330		22,825		(10.9)

Passenger service operating expense per total ASM (3) (4)	11.16	¢	11.01	¢	1.4
Mainline fuel expense per total ASM	3.19	¢	2.47	¢	29.1

Cargo ton miles (CTM) (millions)	526		542		(3.0)
Cargo revenue per ton mile	40.67	¢	38.10	¢	6.7

Fuel gallons consumed (millions)	377		432		(12.7)
Average fuel cost per gallon, excluding fuel taxes	187.05	¢	137.91	¢	35.6
Number of operating aircraft at end of period	367		432		(15.0)
Full-time equivalent employees at end of period	31,318		39,105		(19.9)

(1)     Consolidated statistics include Northwest Airlink regional carriers.

(2)     Mainline statistics exclude Northwest Airlink regional carriers, which is consistent with how the Company reports statistics to the Department of Transportation (“DOT”).

(3)     This financial measure excludes non-passenger service expenses. The Company believes that providing financial measures directly related to passenger service operations allows investors to evaluate and compare the Company’s core operating results to those of the industry.

(4)     Passenger service operating expense excludes the following items unrelated to passenger service operations:

	Three Months Ended
	March 31
(In millions)	2006	2005
Freighter operations	$190	$154
MLT Inc. - net of intercompany eliminations	64	64
Regional carriers	366	356
Other	16	12

PASSENGER REVENUES

(Unaudited)

The following analysis by region is based on information reported to the DOT and excludes regional carriers:

	System		Domestic		Pacific		Atlantic
First Quarter 2006
Passenger revenues (in millions)	$2,049		$1,375		$456		$218

Increase (Decrease) from First Quarter 2005:
Passenger revenues	0.7%		1.4%		0.2%		(2.7)%

Scheduled service ASMs (capacity)	(10.8)%		(12.5)%		(7.0)%		(10.3)%
Scheduled service RPMs (traffic)	(6.7)%		(7.6)%		(4.2)%		(7.9)%
Passenger load factor	3.7	pts.	4.3	pts.	2.6	pts.	2.2	pts.
Yield	7.9%		9.7%		4.8%		5.6%
Passenger RASM	12.9%		15.8%		7.9%		8.6%